Exhibit 10.3
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the “Agreement”) made as of the Effective Date indicated below, by and among Mark Jarvis, an individual residing in Houston, TX  (hereinafter referred to as "Executive") and Red Sun Mining, Inc., with offices in Santa Ana, (hereinafter referred to as "ZURVITA").

RECITALS

WHEREAS, ZURVITA desire to retain the services of Executive (a) to render Executive’s services to ZURVITA as ZURVITA President on the terms and conditions as more particularly set forth herein; and

WHEREAS, Executive is agreeable to rendering such services to ZURVITA on the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and restrictions contained herein, and other valuable consideration, the receipt of which is hereby acknowledged, each of the Parties, their respective personal representatives, heirs, successors and assigns, intending to be legally bound hereby agree as follows:

SECTION 1: Incorporation of Recitals

(a)	Incorporation of Recitals. The above recitals are true and correct and are hereby incorporated herein by reference.

SECTION 2:  Employment Term, Duties and Acceptance.

(a)
ZURVITA hereby retains Executive for a period of two (2) years or such later date to which this Employment Agreement is otherwise extended or renewed by written instrument signed by both Parties, commencing on the date hereof (“Commencement Date”) (hereinafter referred to as the "Employment Period"), to render his services to ZURVITA upon the terms and conditions herein contained.  Executive serve as ZURVITA’s Co-CEO, responsible for sales, marketing and downline/agent management and recruitment (“Co-CEO”).  As Co-CEO, Executive shall have the right and prerogative of using the title “CEO”.  Executive will report to and be responsible to ZURVITA’s Board of Directors and the Managing Co-CEO.  Executive shall work with the Managing Co-CEO, who will be primarily responsible for ZURVITA’s administration, finance, and overall management (“Managing Co-CEO”), and who shall also report to and be responsible to the Board of Directors.  In cases where Executive and the Managing Co-CEO do not agree, the authority of the Managing Co-CEO shall take precedence.  Unless a new employment agreement is entered into by the parties, this Employment Agreement shall automatically be renewed for successive one (1) year periods unless either party notifies the other in writing no later than ninety (90) days prior to the expiration of the Employment Period that this Employment Agreement will terminate upon expiration of the Employment Period.

(b)
Executive hereby accepts the foregoing employment and agrees to render his services to ZURVITA in such a manner as to reflect his best efforts. In furtherance of Executive performing the duties assigned to him under this Agreement, ZURVITA agrees, at its own cost, to provide Executive with the funding, staff, products, and equipment reasonably requested by Executive so as to enable him to carry out such duties.

(c)
The Parties agree that Executive shall devote his full business time, attention and energies to the business of ZURVITA and shall not during the term of this Agreement enter into any other business activity that interferes with Executive’s duties and responsibilities for ZURVITA, unless approved in writing by ZURVITA. The foregoing notwithstanding, the Parties recognize and agree that Executive may engage in personal investments, other business activities and civic, charitable or religious activities which do not conflict with the business and affairs of ZURVITA or interfere with Executive's performance of his duties hereunder.

(d)
Executive’s services shall be performed principally at ZURVITA headquarters in Houston, TX.  However, from time to time, Executive may also be required by his job responsibilities to travel on ZURVITA business, and Executive agrees to do so.

(e)	Executive shall have no authority to contractually or financially bind ZURVITA, except as within stated authorization limits set by the Managing Co-CEO and/or Board of Directors.

SECTION 3: Compensation

(a)
During the term of this Agreement, Executive shall receive annual compensation of four hundred eighty thousand dollars ($480,000.00) (“Base Salary”).  This compensation may, at Executive's election, be accrued, in whole or in part. Executive’s compensation shall be payable in accordance with the general payroll practices of ZURVITA, as are from time to time in effect, less such deductions or amounts as shall be required to be withheld by applicable law or regulation.

(b)
Unless Executive is otherwise covered during the Employment Period, ZURVITA agrees on behalf of Executive to obtain and pay for ZURVITA’s standard health insurance policy afforded other executives of ZURVITA.

(c)
Executive shall be entitled to reasonable paid vacation time, sick leave and time to attend professional meetings comparable to that offered ZURVITA executives in comparable positions.  For the purposes of this Agreement, reasonable vacation time shall be deemed to mean four (4) weeks.

(d)
ZURVITA shall promptly pay or reimburse Executive for reasonable professional expenses incurred in the performance of services under this Agreement during the Employment Period, upon presentation of expense statements, and subject to ZURVITA’s expense reimbursement policies and procedures.  Vouchers or such other supporting documentation may reasonably be required.

(e)
During the Employment Period, Executive shall be entitled to such health insurance and other benefits, as may be provided to other comparable executives at ZURVITA, in accordance with the policies, programs and practices of ZURVITA which are in effect from time to time after the effective date of this Agreement.

(f)
Within thirty (30) days of the execution of this Agreement, ZURVITA shall place into escrow one million eight hundred thousand six hundred twenty five (1,800,625) shares of ZURVITA Class A common stock for Executive, pursuant to the Zurvita, Inc. 2009 Incentive Stock Plan, a copy of which has been provided to Executive, and will be subject to all of its terms and conditions. (“Initial Shares”).  In addition to the other terms and conditions that may be imposed by the Zurvita 2009 Incentive Stock Plan, any shares of Class A common stock granted pursuant to this Section 3(f) will be subject to a vesting period pursuant to which the shares of Class A common stock will vest as follows: one (1) installment, representing nine hundred thousand six hundred twenty five (900,625) shares vested on the first anniversary of the Effective Date of this Agreement; and one (1) installment, representing nine hundred thousand (900,000) shares vested on the second anniversary of the Effective Date of this Agreement.  In the event of the termination of Executive’s employment, any unvested shares will be subject to forfeiture as provided in the applicable grant documents.  The Company’s Audit Committee, or in the absence of the Audit Committee, the Board of Directors of the Company, shall reasonably determine whether or not the criteria set forth in this Section 3(f) for the grant of stock have been satisfied.

(g)
The first six (6) months following the Effective Date of this Agreement shall be a “Start-Up Period”.  In the event that, for the first quarter ending after the Start-Up Period, (the “Measuring Quarter”), ZURVITA is operationally cash flow positive, within thirty (30) days after ZURVITA files its Quarterly Report on Form 10-Q with the SEC (“Quarterly Report”) with respect to the Measuring Quarter, ZURVITA shall issue to Executive one million eight hundred thousand six hundred twenty five (1,800,625) shares of ZURVITA Class A common stock (“Performance Shares”), which Performance Shares, if issued on the Effective Date, would represent not less than five percent (5%) of the issued and outstanding Class A Common Stock of the Company as of the Effective Date and as determined on a fully diluted basis.

Alternatively, for the two quarters ending six (6) months after Start-Up Period, (“Extended Measuring Quarters”), should the average ZURVITA monthly cash flow during the Extended Measuring Quarters, as documented on the monthly cash flow statements, and verified in the Quarterly Report(s), be operationally cash flow positive, the Performance Shares shall be issued to Executive, as detailed herein.

ZURVITA makes no representation as to the percentage of Class A Common Stock Executive may own as of any date the Performance Shares may be issued. Any shares of Class A Common stock issued pursuant to this Section 3(g) will be issued pursuant to the Zurvita, Inc. 2009 Incentive Stock Plan and will be subject to all of its terms and conditions.  In addition to the other terms and conditions that may be imposed by the Zurvita 2009 Incentive Stock Plan, any shares of Class A common stock granted pursuant to this Section 3(g) will be subject to a one (1) year vesting period pursuant to which the shares of Class A common stock will vest in one (1) equal installment on the first anniversary of the date on which the shares of Class A Common stock are granted pursuant to this Section 3(g).  In the event of the termination of Executive’s employment, any unvested shares will be subject to forfeiture as provided in the applicable grant documents.  The Company’s Audit Committee, or in the absence of the Audit Committee the Board of Directors of the Company, shall reasonably determine whether or not the criteria set forth in this Section 3(g) for the grant of stock have been satisfied.

(h)
Executive acknowledges and understands that (i) any grant of stock pursuant to Section 3(f) or 3(g) will result in taxable income to Executive; (ii) the shares of stock granted will constitute “restricted securities”. Under applicable securities laws and will be subject to various terms and conditions which may limit Executive’s ability to sell, transfer or otherwise dispose of the shares and/or which may result in the loss or forfeiture of such shares; and (iii) the terms and conditions of the Zurvita 2009 Incentive Stock Plan are not guaranteed any may be altered or eliminated in accordance with the terms of the Zurvita 2009 Incentive Stock Plan.

(i)	Executive shall further be compensated by through a Stock Purchase Agreement executed between Executive and Amacore Group, Inc., which shall be solely governed by the terms of that Agreement.

SECTION 4: Incentive Bonus Compensation

(a)
Incentive Bonus Compensation Generally.  In addition to the Base Salary, Executive shall also be eligible to receive performance incentive bonuses during Executive’s employment with ZURVITA for revenue generated by ZURVITA (“Incentive Bonus Compensation”).  All bonus compensation shall be subject to applicable payroll processes, withholdings, and employment taxes. The amount of Executive’s incentive bonuses will be determined by the measurable formulaic goals as more particularly set forth in this Section 4.

(b)
Incentive Bonus Calculation.  Executive’s Incentive Bonus Compensation shall equal ten percent (10%) of ZURVITA “Net Income”. For the purposes of this Agreement, “Net Income” shall be calculated in accordance with United States Generally Accepted Accounting Principles as presented within the Company’s audited financial statements contain within its Form 10K filing.  Incentive bonus will be paid within 45 days from the date the Form 10K was filed with the Securities and Exchange Commission..

For example, if ZURVITA “Net Income” is six million dollars ($6,000,000.00), Executive shall receive Incentive Bonus Compensation of six hundred thousand dollars ($600,000.00), or ten percent (10%) of six million dollars ($6,000,000.00).

(c)
Complete Compensation.  The salary, benefits, and Incentive Bonus Compensation described in this Agreement shall be the sole compensation derived by Executive for services under this Agreement, from any relationship between ZURVITA and any third party, and from the sale or transfer of any product, service, data, or other property related to ZURVITA.

SECTION 5:  Disability and Death.

(a)
Upon the disability, as defined in subparagraph 5(b) hereof, of Executive during the Employment Period, ZURVITA may, in its sole discretion, terminate Executive's employment; provided that if ZURVITA elects to so terminate Executive's employment, Executive shall be entitled to receive, immediately upon such termination in a lump sum payment, (i) accrued but unpaid salary, (ii) expense reimbursement, (iii) accrued but unpaid Incentive Bonus Compensation,  and (iv) an amount from ZURVITA monthly which, when added to the amount received by the Executive from any disability policy in effect for the Executive at the time of his disability, will equal the Executive's salary for a twelve (12) month period following the date of disability termination, as if the disability termination had not occurred. In addition, on an ongoing basis consistent with the payment amounts and payment terms detailed herein, ZURVITA shall pay to Executive any Incentive Bonus Compensation earned as of the date of Executive’s disability termination.  Provided, however, in the event Executive partially performs and discharge the duties previously performed by him for ZURVITA, nothing herein shall prevent the Executive from continuing his duties in a part-time capacity, at a reduced level of Compensation to be determined at that time.

(b)
For purposes of this Agreement the term "disability" shall mean Executive's inability, as determined by the Board of Directors, to continue to materially and substantially perform and discharge the duties previously required of him on behalf of ZURVITA for an aggregate period exceeding two (2) months within any twelve (12) month consecutive period.

(c)
In the event that ZURVITA intends to terminate the employment of Executive because of disability, ZURVITA shall give the Executive no less than thirty (30) days’ prior written notice of its intention to terminate Executive’s employment.  In the event that Executive denies that he is disabled from performing the material functions of his job, and there is a dispute between the Parties as to what constitutes a disability, such dispute shall be finally determined by a physician mutually agreed upon by Executive and ZURVITA. If a mutually acceptable physician cannot be selected, such designations shall be made by Executive and ZURVITA each choosing a physician, which shall then mutually select a third physician (collectively called the "panel"). The panel's determination shall be made by majority vote and such determination shall be deemed binding and conclusive. The Parties agree to fully cooperate with whatever procedures and examinations may be required in order to allow the panel to make its determination.

(d)
Upon the death of Executive, this Agreement shall automatically terminate. Executive’s legal representative shall be entitled to receive, immediately upon such termination, in a lump sum payment, (i) accrued but unpaid salary, expense reimbursement and (ii) Incentive Bonus Compensation payable to Executive as of the date of Executive’s death,  In addition, on an ongoing basis consistent with the payment terms detailed herein, ZURVITA shall pay to Executive’s legal representative any Incentive Bonus Compensation, as herein defined, for a period of twelve (12) months commencing on the date of Executive’s death.  In said circumstance, no additional Incentive Bonus Compensation shall be payable.

SECTION 6:  Termination of Employment.

(a)
In the event of (i) termination of this Agreement by Executive not for cause, (ii) resignation of Executive not for cause, (iii) material failure in office by Executive in the performance of his duties hereunder after notice and a reasonable time to cure, which shall be no less that thirty (30) days, (iv) material breach by Executive of the material covenants and conditions set forth herein this Agreement after notice and a reasonable time to cure, which shall be no less that thirty (30) days, or (v) if Executive is unwilling to carry out the duties reasonably assigned to him by ZURVITA in any material respect, which duties are consistent with duties generally assigned and/or expected of him (items (i) through (v) above shall hereinafter be referred to as "Termination for Cause"), ZURVITA may terminate this Agreement by giving two (2) weeks prior written notice to Executive identifying the cause of termination and specifying the effective date of such termination, which effective date shall be no less than thirty (30) days from the date such notice is received by Executive. If Executive is subjected to Termination for Cause, then such "cause" shall be specified in such notice and Executive shall be afforded thirty (30) days to cure such breach, if such breach is capable of being cured. On the effective date of termination, ZURVITA shall pay to Executive the aggregate of (i) accrued but unpaid expenses, if any; (ii) accrued but unpaid Incentive Bonus Compensation, if any; (iii) vacation pay, if any; and (iv) the salary compensation which would have been paid to Executive through the date of termination. Additionally, any Incentive Bonus Compensation which would have been due Executive following the effective date of termination shall be voided in the event of a Termination of Executive by ZURVITA for Cause.

(b)
Subject to the cure period herein defined, Executive may terminate this Agreement by giving two (2) weeks written notice to ZURVITA in the event of a termination by Executive “for Cause”, as  hereinafter defined.  For purposes of this Agreement, “termination by Executive for Cause" shall mean:

(i)
the assignment to Executive of any duties materially inconsistent with Executive’s position (including title and reporting requirements, authority, duties or responsibilities as contemplated by Section 2 of this Agreement), and ZURVITA’s requirement of Executive to perform said duties following written objection by Executive to the duties assigned by ZURVITA, or material diminution in Executive’s title and authority following written objection by Executive to the alleged diminution of Executive’s title and authority,  For the purposes of this section, actions taken by ZURVITA in good faith, and which are remedied by ZURVITA promptly after receipt of written notice thereof given by the Executive shall not constitute grounds for “for Cause termination by Executive; or

(ii)
the failure of ZURVITA, absent consent by Executive, to make any payment due under Section 3 (a) of this Employment Agreement within thirty (30) days of the due date of any such payment or any payment due under Section 4 of this Employment Agreement within fifteen (30) days of the due date.  Payments made to Executive which are more than five (30) business days late shall be subject to interest at a rate of fifteen percent (15%) per annum; or

(iii)	Failure of ZURVITA to fully comply with the material terms of this Agreement.

Any breach of this Agreement under the terms of Section 6(b)(i), 6(b)(ii), 6(b)(iii), and 6(b)(iv) shall not be deemed a breach absent written notice, as provided in Section 8, provided to ZURVITA detailing the alleged breach, followed by a thirty (30) day cure period during which time ZURVITA may attempt to cure the alleged breach.  Should the alleged breach not be satisfactorily cured, Executive shall be entitled to terminate for breach.

(c)`
Following the applicable cure period, on the effective date of termination by the Executive for Cause, or of ZURVITA termination of Executive not for cause, ZURVITA shall pay to Executive the aggregate of (i) accrued but unpaid expenses, if any (ii) accrued but unpaid bonuses, if any; (iii) vacation pay, if any, (iv) any accrued salary through the date of termination, and (v) any accrued Incentive Bonus Compensation through the date of termination. Further, ZURVITA shall pay Executive eighteen (18) months of Incentive Bonus Compensation, as herein defined, vested as of the date of termination by Executive for Cause, or ZURVITA’s termination of Executive not for cause  Further, ZURVITA shall continue to pay Executive’s health insurance costs until the expiration of the Employment Period.  In addition, should ZURVITA terminate Executive not for cause, from and after the termination date ZURVITA shall pay to Executive twelve (12) months of Base Salary, through the conclusion of the Non-Solicitation Term (“Non-Solicitation Term Base Salary”).  The Non-Solicitation Term Base Salary shall not be applicable should Executive terminate the Agreement for cause, as the non-compete and non-solicitation provisions of this Agreement shall not be applicable in that circumstance.

(d)
ZURVITA shall have the right to legally challenge Executive’s termination of this Agreement “for Cause”, including the validity of its curative efforts, provided such legal challenge is brought within six (6) months of Executive’s termination “for Cause”.  The provisions of this Section 6(c) shall be null and void and unenforceable against ZURVITA if, either through written acknowledgement by Executive, or by the final adjudication of a third party trier of fact that the cause for which Executive terminated the Agreement, and the manner, notice, and timing of the termination, did not meet the standard herein defined as “termination by Executive for Cause” and/or ZURVITA’s curative actions with the alleged breach of the Agreement were satisfactory to cure the alleged breach.

(e)
In the event Executive resigns or is terminated as an employee of ZURVITA, Executive hereby agrees that his position(s) as officer of ZURVITA shall automatically end as of the date of his resignation or termination of employment.

(f)
Executive agrees, upon termination of his employment with ZURVITA for any reason whatsoever, to return to ZURVITA upon their request all records and other property (whether on paper, computer discs or other form), copies of records and papers belonging or pertaining to ZURVITA.

SECTION 7: Non Solicitation and Confidentiality.

(a)
The Parties recognize and acknowledge that in the performance of Executive’s duties, and in the performance of this Agreement, Executive will acquire certain trade secrets, confidential information and information concerning customer or client relationships of ZURVITA.  Executive further acknowledges that considerable secret and private knowledge, information and know-how related to, and concerning, accounts, customers, locations, commission structure, financial information, business affairs, processes, methods, work-product, information, relationships, pricing, and dealings of ZURVITA, are a valuable and basic business property right of ZURVITA, and that the same are information and knowledge not generally known in the public domain.  The Parties recognize and do hereby acknowledge, that the maintenance of secrecy and privacy concerning these matters is absolutely essential, and are of the utmost importance to the business affairs, value, effectiveness and continuing viable business status of ZURVITA, which the Parties recognize as a legal property right of ZURVITA.  The Parties recognize, and do hereby acknowledge, that the disclosure of the same to other persons, whether within ZURVITA’s and ZURVITA’s organization or otherwise, will irreparably and substantially cause considerable financial and other loss, detriment and damage to ZURVITA.  The Parties hereto recognize and do hereby acknowledge that the appropriation or collection for future use, whether directly or indirectly, of the trade secrets, confidential information, information concerning customer or client relationships, pricing, fees, commission structure, processes or accounts of business information of ZURVITA would also cause financial loss, detriment or damage to ZURVITA.  The Parties agree that such confidential information and trade secrets will be solely and strictly used for its sole benefit and not in competition with or to the detriment of ZURVITA, directly or indirectly, by Executive, or any of his agents, servants, future employees or future employers. Confidential Information shall not include any information or material that is or becomes generally available to the public other than as a result of a wrongful disclosure by a person otherwise bound to the provisions hereof, or any person bound by a duty of confidentiality or similar duty owed to ZURVITA.

(b)
Executive agrees that, during the term of this Agreement, Executive shall not be employed by, or provide services, whether paid or unpaid, as a director, consultant, manager, advisor, or other provider of services, to any business or organization not owned or operated by ZURVITA.

(c)	Executive agrees that, during the term of this Agreement, and for a period of one (1) year (“Non-Solicitation Term”) thereafter, Executive shall not directly or indirectly:

(i)	Solicit or induce any individual, corporation or other entity which is a client or customer of ZURVITA in an attempt to:

(1)
enter into any business relationship with a client, carrier, provider, or customer of ZURVITA if the business relationship is competitive with any aspect of ZURVITA’s business or ZURVITA’s business in which Executive worked during the one (1) year period preceding termination of employment; or

(2)	reduce or eliminate the business such client or customerconducts with ZURVITA; or

(ii)	Solicit or induce any person who has been a ZURVITA employee or agent within the one (1) year period prior to the date of termination of Executive’s employment:

(1)	to cease working for ZURVITA; or
(2)	to refrain from beginning work for ZURVITA of ZURVITA.

(d)
During the term of this Agreement, and for a period of one (1) year thereafter, Executive covenants and agrees that, except as required by the proper performance of his duties for ZURVITA, he shall not divulge, transfer, or derive any compensation or remuneration beyond the scope of this Agreement from any Confidential Information or Trade Secrets concerning any ZURVITA clients, customers, employees, to any other person. For purposes of this Agreement, “Confidential Information” shall mean information not generally known by ZURVITA’s competitors and ZURVITA’s competitors in the insurance business, including but not limited to the following information about ZURVITA: its financial affairs, sales and marketing strategy, acquisition plan, pricing and costs, its customers’ names addresses, telephone numbers, contact persons, staffing requirements, margin tolerances regarding pricing, and the names, addresses, telephone numbers, skill sets, availability and wage rates of its personnel.  “Trade Secrets” shall mean information in which ZURVITA takes measures to keep secret and that gives ZURVITA an advantage over its competitors, and includes but is not limited to: accounts, customers, location, fees, member data in any form, providers, networks, carriers, commission structure, financial information, business affairs, processes, methods, work-product, information, relationships, pricing, contracts, and dealings of ZURVITA.

(e)
Executive recognizes that irreparable damage will result to ZURVITA in the event of the violation of any covenant contained in this Section 7 and Executive hereby agrees that in the event of such violation, against Executive personally, ZURVITA shall only be entitled to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such violations by him.  ZURVITA shall not be entitled to monetary damages against Executive personally, though ZURVITA may pursue monetary damages against incorporated third party entities.  In furtherance of the foregoing, Executive hereby waives any and all defenses he may have on the ground of the lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of the foregoing right shall not preclude any other rights and remedies at law or in equity that ZURVITA may have.

(f)
The provisions of this Section 7 shall be null and void and unenforceable against Executive if Executive terminates his employment “for cause”, unless a final adjudication of a third party trier of fact, at the initiation of ZURVITA from which no appeal may be taken, that the cause for which Executive terminated the Agreement, and the manner, notice, and timing of the termination, did not meet the standard herein defined as “for Cause”.

SECTION 8: Notices

(a)
All notices, requests, demands, deliveries and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, postage prepaid, registered or certified mail, return receipt requested to the Parties at the addresses (or at such other address for a party as shall be specified by like notice) hereinafter specified:

If To Executive:
Mr. Mark Jarvis
8 Norvell Court
Houston, TX 77024-6253

If To ZURVITA:
200 W. Columbine Avenue
Suite I-2
Santa Ana, CA 92707

SECTION 9: Miscellaneous Provisions

(a)
Waiver. The failure of either party at any time or times to require performances of any provision hereof shall in no manner effect the right at a later time to enforce the same. To be effective, any waiver must be contained in a written instrument signed by the party waiving compliance by the other party of the term or covenant as specified. The waiver by either party of the breach of any term or covenant contained herein, whether by conduct or otherwise, in any one or more instances, shall not be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(b)
Governing Law.  This Agreement shall be governed by the laws of Broward County in the State of Florida, which shall have exclusive jurisdiction over, and shall be the venue for, any claims or disputes arising from the subject matter contained herein without regard to any conflict of laws provision.

(c)
Complete Agreement.  This Agreement constitutes the complete and exclusive agreement between the Parties hereto which supersedes all proposals, oral and written, including any current or previous employment agreement, commission agreement, or agreement for compensation, whether with Amacore Group, Inc. or Zurvita, Inc. and all other communications between the Parties relating to the subject matter contained herein.

(d)
Severability.  If any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(e)
Executors, Administrators, Successors and Assigns.  This Agreement may not be assigned, transferred or otherwise inure to the benefit of any third person, firm or corporation by operation of law or otherwise, without the written consent by the other party hereto, except as herein specifically provided to the contrary.

(f)	Modification. This Agreement may only be amended, varied or modified by a written document executed by the Parties hereto.

(g)
Further Instruments.  The Parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents and take such other action as may be required to effectively carry out the transactions contemplated herein.

(h)
Key Man Life Insurance.  ZURVITA and or ZURVITA shall keep in place a key man life insurance policy of $3,000,000.00 during the term of this Agreement, listing ZURVITA as the beneficiary of said policy.

(i)	Successors. For the purposes of this Agreement, wherever reference is made to ZURVITA, that reference shall include their successors and assigns.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the date first written above.

FOR MARK JARVIS

/s/ Mark Jarvis	July 30, 2009
Mark Jarvis	Date

FOR RED SUN MINING, INC.

/s/ Jay Shafer	July 30, 2009
Jay Shafer	Date (“Effective Date”)